SALES AND MARKETING MANAGEMENT SERVICES AGREEMENT

                  THIS AGREEMENT dated March 11, 1999 between REMEDENT USA, INC., an Arizona corporation, having its principal place of business at 1220 Birch Way, Escondido, California ("Principal"), and DOUBLE EAGLE MARKET
DEVELOPMENT COMPANY, a California corporation, having its principal place of business at 4000 Long Beach Boulevard, Suite 228, Long Beach, California 90807 ("Double Eagle").

                  Principal is in the business of manufacturing, marketing and distributing Consumer Products and desires to secure the services of Double Eagle, as described below, to provide sales and marketing management services and to negotiate the sales of such products in Principal's name and for its account. Accordingly, Principal and Double Eagle agree as follows:

                  1. Appointment. Subject to the terms and conditions of this Agreement, a) Principal retains the services of Double Eagle and Double Eagle agrees to provide sales material development and assessment (Stage 1), sales and marketing management of the current brokers and accounts (Stage 2), and sales and marketing management services (Stage 3) to support the Principal in the development and expansion of Principal's sales beyond current accounts, as described in the February 23, 1999 Proposal letter, attached hereto as Exhibit "A", and b) Principal hereby appoints Double Eagle and Double Eagle agrees to act as Principal's exclusive representative for soliciting wholesale orders for the Products described in Exhibit "B" attached hereto ("Products") from existing and prospective customers in the geographical area described in Exhibit "C" attached hereto ("Territory").

                  2. Double Eagle's Efforts. Double Eagle shall use its best efforts to solicit wholesale orders for the Products from the customers in the Territory. Double Eagle shall employ, at its sole expense, a sufficient number of salespersons to serve the customers in the Territory in a manner intended to maximize Principal's sale of the Products to the customers in the Territory.

                  3. Double Eagle's Conduct. Double Eagle shall require its salespersons to comply with Principal's standards for competency, business ethics, courtesy, and service while soliciting wholesale orders for the Products from the customers in the Territory. Double Eagle shall assure that its salespersons do not engage in any conduct or participate in any activity which is offensive to the standards of the general community for decency, morality, or social propriety, likely to result in scandal, ridicule, or contempt for the applicable salesperson, Double Eagle, Principal or its Products.

                  4. Wholesale Orders. All wholesale orders solicited by Double Eagle shall be promptly submitted to Principal. The product descriptions, unit prices, minimum order quantities, and other terms of sale applicable to each wholesale order shall be set forth in writing by Principal. Each wholesale order taken by Double Eagle shall be subject to Principal's confirmation in its sole discretion.

                  5. Double Eagle's Management Fee and Sales Commissions. For Stage 1, Principal shall provide Double Eagle a consultation fee of $10,000 plus expenses. The consultation fee shall be paid 50% upon signing of this agreement and 50% upon completion of Stage 1, as evidenced by the presentation of the recommended sales material copy and account presentation. Out of pocket expenses shall be pre-approved by Principal and paid as incurred. For Stage 2, Principal shall pay to Double Eagle a commission of eleven percent (11%)--comprised of a "Management Fee" of six percent (6%) and a five percent (5%) "Brokerage Commission"--of Principal's net invoiced amount for all of the Products delivered each month to the Customers in the Territory pursuant to wholesale orders solicited by Double Eagle and accepted by Principal. For these purposes, the term "net invoiced amount" shall mean the total invoiced amount less any and all (a) sales taxes, (b) freight allowances and charges, (c) returned product credits, (d) refunds, (e) rebates, (f) discounts, and (g) previously invoiced amounts which have not bee paid in accordance with the terms of sale. Principal shall guarantee a minimum management fee of $4,000 per month, offset either partially or completely, by the 6% management fee commission earned on net invoiced amount as described above. The minimum guarantee shall be due at the beginning of the month, beginning with the month this agreement is signed. Double Eagle's management fee commissions earned in excess of the minimum guarantee and all brokerage commissions for each month shall be due and owing on the 15th day of the following month. All travel expenses shall be pre-approved by Principal and due and owing as incurred.

                  For Stage 3, Principal shall pay to Double Eagle a commission of eleven percent (11%)--comprised of a "Management Fee" of six percent (6%) and a five percent (5%) "Brokerage Commission"--of Principal's net invoiced amount for all of the Products delivered each month to the Customers in the Territory pursuant to wholesale orders solicited by Double Eagle and accepted by Principal. For these purposes, the term "net invoiced amount" shall mean the total invoiced amount less any and all (a) sales taxes, (b) freight allowances and charges, (c) returned product credits, (d) refunds, (e) rebates, (f) discounts, and (g) previously invoiced amounts which have not been paid in accordance with the terms of sale. Principal shall guarantee a minimum management fee of $6,000 per month, offset either partially or completely, by the 6% management fee commission earned on net invoiced amount as described above. The minimum guarantee shall be due at the beginning of the month, beginning with the month this agreement is signed. Double Eagle's management fee commissions earned in excess of the minimum guarantee and all brokerage commissions for each month shall be due and owing on the 15th day of the following month. All travel expenses shall be pre-approved by Principal and due and owing as incurred.

                  6. Double Eagle's Business Expenses. Double Eagle shall be solely responsible for all of its expenses not previously covered in section 5 or elsewhere in this Agreement for soliciting wholesale orders for the Products from the customers in the Territory, including, without limitation, expenses for employees, taxes, rent, telephone service, travel, entertainment, and office supplies.

                  7. Principal's Reports. Principal shall provide to Double Eagle a monthly report of all data and information used by Principal to calculate Double Eagle's commission for the applicable month. The accuracy of each such report shall be certified by Principal's Sales Manager-Products or his designee. Principal shall provide to Double Eagle copies of all wholesale orders for the Products solicited by Double Eagle and accepted by Principal.

                  8. Sales Materials and Advertising. Principal shall provide to Double Eagle copies of brochures, flyers, promotional pieces pertaining to the Products and other relevant selling materials which set forth Principal's product descriptions, unit prices, minimum order quantities, and other terms of sale for the Products ("Sales Materials") for distribution to the customers in the Territory and use by Double Eagle during the term of this Agreement. From time to time, Principal shall amend or revise the Sales Materials by delivery of such new pages, replacement pages, addenda, or revised copies to Double Eagle as Principal shall determine to be appropriate. Principal shall advertise and promote the Products in such manner as it shall determine to be appropriate. Double Eagle shall not advertise or promote the Products other than by the distribution of such promotional pieces and by written correspondence, telephone conversations, and personal meetings with the buyers and other employees of the customers in the Territory.

                  9. Double Eagle's Incidental Duties. Double Eagle shall provide to Principal written reports of the (a) efforts of Double Eagle to solicit wholesale orders for the Products from the Customers in the Territory,
(b) creditworthiness of the Customers in the Territory, and (c) efforts of competitors to solicit wholesale orders from the Customers in the Territory. The form and frequency of such reports shall be as reasonably specified by Principal. Double Eagle shall provide to Principal prompt written notice of any and all complaints pertaining to the Products which come to the attention of Double Eagle without expressing an oral or written opinion pertaining to such complaints to any third party.

                  10. Relationship of Parties. Double Eagle shall not represent or hold itself out as an agent, legal representative, partner, subsidiary, joint venture partner, or employee of Principal. Double Eagle shall have no right or power to bind or obligate Principal, and shall not bind or obligate Principal, in any way, manner, or thing whatsoever, nor represent that he has any right to do so.

                  11. Term of Agreement. The term of this Agreement shall commence on the date of its execution by Principal and shall expire at midnight six months later, unless terminated sooner as provided elsewhere in this Agreement. Thereafter, the term of this Agreement shall be automatically extended for successive periods of six months each unless either party gives written notice that it does not desire to have the term so extended not later than sixty (60) days prior to the end of any specific six-month period.

                  12. Termination. Principal shall have the right to terminate the term of this Agreement for cause by written notice to Double Eagle if Double Eagle (a) is convicted of any felony or any misdemeanor involving fraud or moral turpitude, or (b) defaults in the performance of any obligation pursuant to this Agreement or violates any term or condition of this Agreement and fails to cure such default or violation within the time set forth in Principal's written notice to cure the same. In the case of termination, brokers established by Double Eagle shall then report directly to the Principal and Double Eagle will provide an easy transition.

                  13. Assignment. Double Eagle shall not assign, transfer, nor encumber this Agreement, or any right or interest herein or hereunder, nor suffer or permit any such assignment, transfer, or encumbrance to occur by operation of law without prior written consent of Principal.

                  14. Covenant Not To Compete. During the term of this Agreement Double Eagle shall not solicit wholesale orders for any competitive product which is identical or substantially similar to any Consumer Product from any Customer in the Territory. This covenant not to compete shall be construed separately and independently of any other provisions of this Agreement and the existence of any claim or cause of action which Double Eagle might have against Principal shall not constitute a defense to its enforcement.

                  15. Waivers. The failure of Principal to exercise any right, power, or option given to it hereunder or to insist upon strict compliance with the terms hereof shall not constitute a waiver of the terms and conditions of this Agreement with respect to any other subsequent breach thereof nor a waiver of its right at any time thereafter to require exact and strict compliance with all the terms and conditions hereof. Principal's rights and remedies pursuant to this Agreement are cumulative to any other rights or remedies which may be granted by law.

                  16. Applicable Law. This Agreement, and the rights and obligations of the parties hereto, shall be construed under and in accordance with the laws of the State of California.

                  17. Arbitration. Principal and Double Eagle shall attempt to resolve any and all disputes arising out of or relating to this Agreement by amicable negotiations. If any such dispute cannot be resolved within thirty (30) days after either party gives a written notice to the other party initiating negotiations pertaining to such dispute, the parties shall submit such dispute to arbitration in Long Beach, CA in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force. The award by the arbitrators shall be binding on the parties and enforceable by any court having jurisdiction.

                  18. Notices. Any notice required to be given hereunder shall be given in writing by personal delivery, or by certified or registered mail, return receipt requested, directed to the party at its last known address.

                  19. Severability. If any provision of this Agreement is declared invalid or inoperable by any court or other governmental authority of competent jurisdiction, such finding shall not invalidate the remainder of this Agreement.

                  20. Parties Bound. This Agreement shall be binding on and inure to the benefit of Principal, including its successors and assigns, and Double Eagle, including its successors and assigns.

                  21. Amendment, Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, commitments, representations, and undertakings of the parties with respect to such subject matter. This Agreement shall not be modified except by a writing signed by an officer of Principal and by an officer of Double Eagle.

                  22. Sixty Day Addendum. The parties agree that the relationship between the parties will be more clearly defined sixty days after signing this contract. The duties of both parties will be added to this contract as an Addendum at that time.

                  The parties hereto have duly executed, sealed and delivered this Agreement in duplicate on the day and year first above written.

                                     REMEDENT USA, INC.

                                     By:
                                         ----------------------------
                                     Title:
                                           --------------------------
                                               "Principal"

                                      DOUBLE EAGLE MARKET DEVELOPMENT COMPANY

                                      By:
                                          ----------------------------
                                      Title:
                                            --------------------------
                                               "Double Eagle"

                                    EXHIBIT A

Proposal letter of February 23, 1999 from Norman Broadhurst to Rebecca Inzunza

                                    EXHIBIT B

Principal authorizes Double Eagle to represent the following list of Products for the purposes of soliciting wholesale orders:

Products

Oral health care products

                                    EXHIBIT C

Principal authorizes Double Eagle to represent Products in the following Territory for Customers in the listed classes of trade:

Territory
---------

The United States of America and all U.S. military installations worldwide
Canada

Customers
---------

The Customers in the Territory include, but are not limited to, those designated as follows:

Grocery, Club Store, Mass Merchandiser, Convenience, Liquor, Health Food, Military, Drug, Hardware, and Food Service